Exhibit 10

THIRD AMENDED AND RESTATED COST SHARING AGREEMENT

THIS THIRD AMENDED AND RESTATED COST SHARING AGREEMENT (the “Agreement”) is made and entered into effective the 1st day of January, 2014 (the “Effective Date”), by and among Nationwide Mutual Insurance Company, an Ohio mutual insurance company (“Nationwide Mutual”), Nationwide Mutual Fire Insurance Company, an Ohio mutual insurance company (“Nationwide Mutual Fire”), and their respective direct and indirect subsidiaries and affiliates which have executed signature pages to this Agreement. Nationwide Mutual, Nationwide Mutual Fire and each of their respective direct and indirect subsidiaries and affiliates which have executed signature pages to this Agreement are individually referred to in this Agreement as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, Nationwide Mutual, Nationwide Mutual Fire and certain of their direct and indirect subsidiaries and affiliates entered into that certain Second Amended and Restated Cost Sharing Agreement effective January 1, 2011 (the “2011 Cost Sharing Agreement”);

WHEREAS, certain direct and/or indirect subsidiaries or affiliates of Nationwide Mutual and Nationwide Mutual Fire were joined as parties to the 2011 Cost Sharing Agreement by Addendum #1 To Second Amended And Restated Cost Sharing Agreement (Dated May 1,

2012);

WHEREAS, Nationwide Mutual and Nationwide Mutual Fire, on behalf of themselves and their respective direct and indirect subsidiaries and affiliates that were parties to the 2011 Cost Sharing Agreement, desire to amend and restate the 2011 Cost Sharing Agreement, as amended, in its entirety and replace it with this Agreement;

WHEREAS, the Parties desire to have each other perform certain operational services and certain administrative services, on behalf of one another;

WHEREAS, the providing of these certain operational services and certain administrative services shall of necessity involve a Party rendering such services (the “Providing Party”) to another Party;

WHEREAS, the receiving of these certain operational services and certain administrative services shall of necessity involve a Party receiving such services (the “Receiving Party”) from the Providing Party; and

WHEREAS, the Parties desire to properly distribute and allocate expenses to each Receiving Party.

AGREEMENT

In consideration of the foregoing and the mutual agreements and covenants contained in this Agreement, the Parties agree as follows:

1.	Services Provided to the Receiving Party by the Providing Party.

a.	Operational Services. Unless addressed by a separate agreement, the Providing Party’s employees may perform some or all of the following operational services on behalf of the Receiving Party:

i.	Field acquisition services (including, but not limited to advertising, solicitation, appointment and termination of agents, and underwriting);

ii.	Policy processing and administration services;

iii.

Claims adjustment, claims administration and other loss adjustment services, including case reserve setting (however, any compensation adjustment services shall not be based on claim reductions or denial results;

iv.	Data processing services;

v.	Accounting services;

vi.	Actuarial services including IBNR reserving;

vii.	Investment services; and

viii.	Other necessary operational services or functions.

As to the services mentioned in Section 1(a)(i) above, (x) all advertising shall first be approved by the specific underwriting insurance company; (y) all underwriting performed hereunder shall be in conformity with the underwriting guidelines provided by the underwriting insurance company; and (z) the underwriting insurance company shall make the final determination as to whether to accept or reject the proposed request for insurance.

b.	Administrative Services. Unless addressed by a separate agreement, the Providing Party’s employees may perform some or all of the following administrative services on behalf of the Receiving Party:

i.	Payroll administration;

ii.	Benefits administration;

iii.	Investment management administration;

iv.	Legal administration;

v.	Human Resource administration;

vi.	Communications administration;

vii.	Financial administration (including, but not limited to, treasury services, financial reporting, management reporting, financial planning, budgeting, tax planning, consulting and reporting);

viii.

Cash administration services (including, but not limited to, the collection of cash, the transfer of premium receivables, the computation and payment of producer commissions, the payment of claims and other expenses and the establishment of bank accounts for such purposes); and

ix.	Other necessary administrative services.

With respect to any Party that is an insurance company either domiciled or commercially domiciled in California (the “California Insurers”), the Providing Party shall provide the services mentioned in Section 1(a)(vii) and Section 1(b)(iii) above in accordance with the Nationwide Investment Policy effective as of July 1, 2013.

c.

Ultimate Control. The Parties acknowledge and agree that with respect to any insurance company receiving services under this Agreement, such insurance company shall (i) maintain oversight and have ultimate control and responsibility for the functions being delegated hereunder; and (ii) monitor services annually for quality assurance.

d.

Exclusive Property. With respect to any Party that is an insurance company, each Party acknowledges that all funds and invested assets of a specific insurance company are the exclusive property of such insurance company, held for the benefit of such insurance company and are subject to the control of such insurance company; and, with respect to the performance of investment services stated in Section 1(a)(vii) and investment management administration services stated in Section 1(b)(iii), the deposit and maintenance of all individual insurance company’s funds and assets shall be in the accounts in the insurance company’s own name.

2.

Management of Employees. The Providing Party’s employees shall at all times operate under the management control of the executive officers of the Providing Party. The executive officers of the Providing Party shall maintain the right to hire additional employees and to otherwise commence any and all necessary and appropriate management action with respect to the Providing Party’s employees performing services on behalf of the Receiving Party.

3.

Costs Not Subject to Allocation. The Parties may determine that an expense item or group of expenses segregated into the Receiving Party’s disbursement codes are one hundred percent (100%) chargeable to that specific Receiving Party and are therefore not subject to allocation or cost sharing.

4.

Allocation of Costs and Allocation Methods.   Costs associated with the services provided by the Providing Party shall be allocated to the Receiving Party based on standard allocation techniques and procedures acceptable under general cost accounting techniques and procedures that shall be in conformity with National Association of Insurance Commissioners (“NAIC”) statutory accounting principles (including SSAP No. 70), as may be adopted, amended, modified or supplemented from time to time. All expenses that are allocated to, or incurred on behalf of, a Party that is a registered broker- dealer shall be in accordance with guidance (the “Guidance”) provided by the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) and FINRA’s predecessor, the National Association of Securities Dealers, Inc. (the “NASD”). To the extent there is a conflict between any such Guidance and the NAIC statutory accounting principles, such Guidance shall control the manner in which expenses are allocated to, or incurred on behalf of, a Party that is a registered broker- dealer. The books, accounts and records shall be so maintained as to clearly and accurately disclose the nature and details of the transactions including such accounting information as is necessary to support the expenses apportioned to the respective Parties. Without limiting the foregoing, the following methods or some combination thereof, may be used as appropriate to allocate expenses to the Receiving Party:

a.	Special Cost Studies;

b.	Individual Time Estimates;

c.	Claims Counts;

d.	Policies in Force;

e.	Direct Written Premiums;

f.	Paid Losses;

g.	Pro rata share of the Providing Party’s employees, or their salaries; and/or

h.	Any other method agreed to by the Parties that are in conformity with NAIC statutory accounting principles.

5.	Maintenance and Payment of Expenses.

a.

The Providing Party shall maintain expenses for operational and administrative services provided hereunder in sufficient detail so as to facilitate proper allocation to the Receiving Party, including the cost allocation methodology.

b.

Each Party or Parties receiving a benefit under the Agreement shall remit payment of all amounts due and payable within sixty (60) days of the end of the month in which such benefit has been delivered and in compliance with the Accounting Practices and Procedures Manual; provided, however, where an amount due can not be readily determined within the sixty (60) day period such amount shall be exempted from this Section 5b until it is determined. Intercompany transactions are recorded to facilitate the transactions between affiliated companies and are settled with cash. Estimated settlements may be executed as needed to maintain equity of cash flows in accordance with treasury policy and cash management principles.

c.

All amounts collected by a Providing Party on behalf of a Receiving Party during the term of this Agreement shall be held by such Providing Party in a fiduciary capacity until paid over to the Receiving Party entitled thereto pursuant to this Agreement; provided that any premiums collected by a Providing Party on behalf of a Receiving Party shall be paid to such Receiving Party within thirty (30) days of the end of the month in which such amounts were received by the Providing Party.

d.

With respect to any amounts owed to Parties that are California Insurers, simple interest at an annual rate of LIBOR +1.25% percent shall be paid on any undisputed amounts not paid within the time specified in this section.

e.	No Party may advance funds to another Party except to pay for services provided for in this Agreement.

6.	Chief Financial Officer.

a.

The Chief Financial Officer of Nationwide Mutual (the “CFO”) or the CFO’s duly authorized representative(s) (the “Representative(s)”) shall be responsible for allocation of expenses to the Receiving Parties. The CFO or the Representative(s) may seek input from other areas, but shall make the ultimate decision regarding the allocation of expenses.

b.

It shall be the responsibility of the CFO or the Representative(s) to maintain fairness and equity of expense allocations and to ensure that such allocations are in conformity with customary insurance accounting practices consistently applied and in accordance with NAIC guidelines. All services provided under this Agreement will be provided at cost without an allowance for profit.

7.

Disputes Regarding Allocation. If a dispute arises between the Parties regarding the allocation of expenses and can not be resolved between the Parties and the CFO or the Representative(s), the executive officers of the Parties shall attempt to negotiate a settlement related thereto. The CFO or the Representative(s) shall be responsible for the operational aspects of any such settlement. In the event the dispute can not be resolved by the executive officers of the Parties, the Parties shall resolve the dispute in accordance with the arbitration provisions of Section 8.

8.

Arbitration. Subject to Section 7 of this Agreement, in the event of any dispute or difference of opinion arising from or relating in any way to this Agreement or any transaction hereunder, including without limitation any dispute concerning the scope of this arbitration clause, it is hereby mutually agreed upon by the Parties that such dispute or difference of opinion shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect by one arbitrator appointed in accordance with such rules. The parties will cooperate with each other causing arbitration to be held in as efficient and expeditious a manner as practicable. The decision of the arbitrator shall be final and binding on the Parties to the arbitration. Any arbitration proceeding shall take place in the State of Ohio. This Section shall survive termination of this Agreement.

9.	Future Corporate Structure Changes. Unless otherwise agreed to by the Parties,

a.

any legal entity that in the future becomes a direct or indirect subsidiary or affiliate of Nationwide Mutual or Nationwide Mutual Fire after the Effective Date, shall, subject to the receipt of any acknowledgements, consents, or approvals required under applicable state or federal law, become a Party upon execution of a signature page to this Agreement. The acknowledgement, consent or approval sought for purposes of applicable state holding company law shall be solely the state of domicile and, if applicable, state of commercial domicile of the legal entity that will become a Party to the Agreement.

b.

any Party that ceases to be a direct or indirect subsidiary or affiliate of Nationwide Mutual or Nationwide Mutual Fire after the Effective Date shall automatically be removed as a Party without the need for the execution and delivery of any additional instrument, certificate, agreement or other document, and a result of such removal, shall no longer be subject to the terms and conditions of this Agreement. Such automatic removal shall not be deemed an amendment to the Agreement under Section 11 requiring approval of regulatory authorities.

10.

Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect unless otherwise terminated pursuant to Section 14. Notwithstanding the foregoing, the Parties agree to use their commercially reasonable efforts to renegotiate the terms of this Agreement at least once every three (3) years during the term of this Agreement.

11.

Amendments. This Agreement may be amended, modified, or supplemented at any time by mutual consent of the Parties; provided, however, that any such amendment, modification or supplement must be (i) filed with the applicable domiciliary regulator(s) and, if one or more of the Parties is commercially domiciled, the applicable commercial domiciliary regulator(s) at least thirty (30) days prior to the proposed effective date, (ii) not disapproved by the applicable regulator(s), (iii) made in writing, and (iv) signed by the Parties hereto. Notwithstanding the foregoing, and except as otherwise agreed to by the Parties, an amendment, modification or supplement to this Agreement with respect to particular Parties affected by such amendment, modification or supplement is effective as it relates to such particular Parties; provided, however, that any such amendment, modification, or supplement is in writing and executed by the affected Parties, and the Agreement shall remain in full force and effect with respect to the remaining Parties to the Agreement.

12.

Entire Agreement. This Agreement and any and all addenda, schedules or exhibits attached to this Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all previous cost sharing agreements, and all previous proposals, negotiations, representations, commitments, writings and all other communications among the Parties with respect to the subject matter of this Agreement, both oral and written. In the event of any conflict between this Agreement and any other prior agreements or understandings, the terms of this Agreement shall control.

13.	Non-Assignability. The rights, obligations, duties, and authority under this Agreement are not assignable by the Parties.

14.	Termination.

a.	This Agreement may be terminated by the mutual agreement of all Parties.

b.

Subject to Section 18.c, the participation of a Party (who remains a direct or indirect subsidiary or affiliate of Nationwide Mutual or Nationwide Mutual Fire) to this Agreement may be terminated with or without cause by any such Party (i) upon ninety (90) days prior written notice by the terminating Party to the other Parties or (ii) at an earlier time, upon the mutual agreement of all of the Parties.

c.

No termination under Section 14a or Section 14b shall be effective unless such termination is (i) filed with the applicable domiciliary regulator(s) at least thirty (30) days prior to the proposed effective date, (ii) not disapproved by the applicable domiciliary regulator(s), (iii) made in writing, and (iv) signed by the Parties hereto.

15.

Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio; provided, however, with respect to each Party, the Agreement shall be governed by the laws of each Party’s state of domicile to the extent such laws are of mandatory application.

16.

Books and Records. The books and records of a Party include all books and records developed or maintained under or related to this Agreement. All of the books and records of a specific insurance company are and remain the property of such insurance company and are subject to the control of such insurance company. As a general matter, each Party and all appropriate regulatory authorities shall have access to all records relating to this Agreement within a reasonable time, such timeframe to depend upon the nature and complexity of the request and the physical location of such records at the time of the request.

17.

Indemnification. Each Providing Party (each, an “Indemnifying Party”) shall indemnify and hold a Receiving Party to whom it provides any services under this Agreement (each, an “Indemnified Party”) wholly harmless from and against any and all demands, claims, actions, lawsuits or causes of action of whatever kind or character, liabilities, losses, costs and expenses whatsoever (including reasonable fees of legal counsel and related disbursements) (“Losses”) asserted against, imposed upon or incurred or suffered by such Indemnified Party arising out of, accruing or resulting from, or relating, directly or indirectly, to (i) gross negligence or willful misconduct on the part of the Indemnifying Party or (ii) any breach of any of the covenants or agreements of such Indemnifying Party contained in this Agreement, except to the extent such Losses arise out of, accrue or result from the willful misconduct or gross negligence of the Indemnified Party.

18.	Receivership. If any insurance company who is a Party to this Agreement is placed in receivership or seized by the commissioner under such insurance company’s applicable state receivership act:

a.	all of the rights of such insurance company under the Agreement extend to the receiver or commissioner;

b.

all books and records of such insurance company will immediately be made available to the receiver or the commissioner, and shall be turned over to the receiver or commissioner immediately upon the receiver or the commissioner’s request;

c.	the other Parties shall not have the automatic right to terminate the Agreement if another party to this Agreement is placed in receivership pursuant to the applicable state receivership act; and

d.

the Parties will continue to maintain any systems, programs, or other infrastructure notwithstanding a seizure by the commissioner of any insurance company under the applicable state receivership act, and will make them available to the receiver, for so long as the other Parties continue to receive timely payment for services rendered.

[Signatures appear on the following page.]